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                                                                    EXHIBIT 99.1

PRESS RELEASE

Contact:    Joe K. McArthur, President & CEO or
            Sandra Stephens, Executive Vice President & COO
            First Federal of the South, FSB
            (256) 245-4365

FIRST FEDERAL OF THE SOUTH CONSUMMATES SALE OF CENTREVILLE OFFICE TO FIRST FINANCIAL BANK

Sylacauga, Alabama. (September 9, 2003)

Joe K. McArthur, President and CEO of First Federal of the South announced today that, "I am pleased to report that the sale of our Centreville office to First Financial Bank has been completed. The transaction was subject to regulatory approval for both institutions which was recently received from our respective governing agencies. The decision to sell the Centreville office is consistent with our Strategic Plan to focus our growth and marketing efforts in our core lending areas of Sylacauga, Talladega, Birmingham and Clanton. We are pleased to undertake this transaction with First Financial Bank headquartered in Bessemer, Alabama."

Mr. McArthur further stated, "We are pleased to be able to transfer these customer relationships to a bank as committed to its customers as First Financial. Our Centreville depositors and borrowers will continue to be served very well." Mr. McArthur further commented, "The transaction included the sale of approximately $8.3 million of deposits at a slight premium, as well as a sale of approximately $5.6 million in commercial, mortgage, and consumer loans. This will have an overall positive effect on the core earnings of the bank by generating fee income as a result of the premium, by reducing operating expenses, and by improving the net interest margin."

B. K. Goodwin, III, President and CEO of First Financial Bank stated, "We are pleased to be purchasing the Centreville accounts from First Federal. This transaction gives us the opportunity to increase the utilization of our current Centreville location to service these relationships. We look forward to meeting and serving the financial needs of our new customers and acquainting them with our banking services." Mr. Goodwin further commented, "The First Federal transaction represents an opportunity to expand our customer base in Centreville. Strong support from the Centreville community encouraged us to take this step."

First Federal of the South, FSB, is a wholly owned subsidiary of SouthFirst Bancshares, Inc., a federally chartered thrift holding company (AMEX: SZB). First Federal offers a full range of consumer, mortgage, commercial, and residential construction loans, as well as savings, checking, and commercial products with locations in Sylacauga, Talladega, Clanton, Centreville, and Birmingham.

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Forward-Looking Statements: This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve known or unknown risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such risks and uncertainties include, without limitation, the risk that the sale of the Centreville office will not have an overall positive effect on the core earnings of the bank, as anticipated by the company. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.